SIERRA HEALTH SERVICES, INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

                                   EXHIBIT 11
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                                                                   Three Months Ended                  Nine Months Ended
                                                             September         September        September         September
                                                                 1997              1996             1997              1996
                                                             -----------       -----------      -----------       --------


NET INCOME................................................       $495,000        $4,067,000      $12,454,000       $24,442,000

EARNINGS PER COMMON SHARE.................................           $.03              $.23             $.69             $1.38

Weighted Average Common Shares
 Outstanding..............................................     18,075,000        17,775,000       17,965,000        17,703,000



PRIMARY EARNINGS PER COMMON
 SHARE AND COMMON SHARE
 EQUIVALENT...............................................           $.03              $.23             $.68             $1.35

Weighted Average Common and Common
 Equivalent Shares Outstanding............................     18,387,000        18,154,000       18,233,000        18,167,000

FULLY DILUTED EARNINGS
 PER COMMON AND COMMON
 SHARE EQUIVALENT.........................................           $.03              $.22             $.68             $1.34

Weighted Average Common and Common
 Equivalent Shares Outstanding Assuming
 Full Dilution............................................     18,444,000        18,260,000       18,389,000        18,224,000
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Note:     Common Equivalent Shares represent the incremental effect of outstanding stockoptions and stock appreciation rights.




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